                                                                  EXHIBIT NO. 12

               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES

                                                 Years Ended December 31,
                                           ------------------------------------
                                            2000   1999   1998  1997(a) 1996(a)
                                           ------ ------ ------ ------- -------
                                                  (Dollars in millions)
Earnings before income taxes.............. $1,447 $  727 $  829  $637    $651
Fixed charges.............................    703    377    258   235     254
                                           ------ ------ ------  ----    ----
    Total................................. $2,150 $1,104 $1,087  $872    $905
                                           ====== ====== ======  ====    ====
Fixed charges:
  Interest on debt........................ $  687 $  364 $  251  $224    $238
  Interest on component rentals...........     16     13      7    11      16
                                           ------ ------ ------  ----    ----
    Fixed charges......................... $  703 $  377 $  258  $235    $254
                                           ====== ====== ======  ====    ====
Ratio of earnings to fixed charges........    3.1    2.9    4.2   3.7     3.6

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(a) Financial information reflects accounting for the 1997 combination of the
    Company with PanEnergy Corp similar to a pooling of interests. As a result, the financial information gives effect to the combination as if it had occurred on January 1, 1996.